Exhibit 21.1

List of Subsidiaries

The following is a complete list of the direct and indirect subsidiaries of Cloud Peak Energy Inc., a Delaware corporation, including their respective states of incorporation, as of February 17, 2016:

Name	Jurisdiction	Ownership

Antelope Coal LLC	Delaware	100%
Arrowhead I LLC	Delaware	100%
Arrowhead II LLC	Delaware	100%
Arrowhead III LLC	Delaware	100%
Big Metal Coal Co. LLC	Delaware	100%
Caballo Rojo Holdings LLC	Delaware	100%
Caballo Rojo LLC	Delaware	100%
Cloud Peak Energy Finance Corp.	Delaware	100%
Cloud Peak Energy Logistics LLC	Oregon	100%
Cloud Peak Energy Logistics I LLC	Delaware	100%
Cloud Peak Energy Receivables LLC	Delaware	100%
Cloud Peak Energy Resources LLC	Delaware	100%
Cloud Peak Energy Services Company	Delaware	100%
Cordero Mining Holdings LLC	Delaware	100%
Cordero Mining LLC	Delaware	100%
Cordero Oil and Gas LLC	Delaware	100%
Kennecott Coal Sales LLC	Oregon	100%
NERCO Coal Sales LLC	Tennessee	100%
NERCO Coal LLC	Delaware	100%
NERCO LLC	Delaware	100%
Pacific International Terminals, LLC	Delaware	49%
Prospect Land and Development LLC	Oregon	100%
Resource Development LLC	Washington	100%
Sequatchie Valley Coal Corporation	Tennessee	100%
Spring Creek Coal LLC	Delaware	100%
The Interstate Ditch Company	Wyoming	59.68%
Venture Fuels Partnership	Colorado	50%
Western Minerals LLC	Oregon	100%
Wyoming Quality Healthcare Coalition, LLC	Delaware	33.3%
Youngs Creek Holdings I LLC	Delaware	100%
Youngs Creek Holdings II LLC	Delaware	100%
Youngs Creek Mining Company, LLC	Delaware	100%